Exhibit (c)(5)

Discussion Materials Macquarie Capital November 5, 2025 1

Important Notice and Disclaimer “Macquarie Capital” refers to Macquarie Corporate Holdings Pty Limited and its worldwide direct and indirect subsidiaries. Macquarie Corporate Holdings Pty Limited is an indirect, wholly-owned subsidiary of Macquarie Group Limited. These materials have been prepared in connection with an oral presentation to, and for the information of, the Independent Committee of the Board of Directors (the “Committee”) of Golden Entertainment, Inc. (“Golden” or the “Company”) in connection with its evaluation of a potential transaction involving the Company (the “Transaction”), and were not prepared with a view toward complying with disclosure standards under federal, state or other securities laws. These materials may not be used for any other purpose or disclosed or distributed, in whole or in part, except as otherwise expressly permitted by Macquarie Capital. Financial and other data and information contained in these materials are based on management’s own internal estimates and projections with respect to, among other matters, the anticipated future financial condition, results of operations, plans, objectives, business and performance of the Company (which management has advised reflect the best currently available estimates and judgments of management) or from (or derived from) third-party sources or publicly available information. Without limiting the generality of the foregoing, no audit or responsibility for independent verification has been undertaken with respect to the financial assumptions, data, results, calculations and forecasts contained in, presented or referred to in these materials. Actual results may vary from those contained in these materials and such variations may be significant. None of Macquarie Capital, its affiliates or any of its and their respective employees, directors, officers, contractors, consultants, advisors, members, successors, representatives and agents (collectively, its “Representatives”) makes any representation or warranty, express or implied, as to the information utilized in these materials from third-party sources or that otherwise has been made available to Macquarie Capital (the accuracy and completeness of which has been assumed and relied upon by Macquarie Capital without independent verification) nor has Macquarie Capital or its Representatives acted on the Company’s or the Committee’s behalf or otherwise to independently verify any such information. Macquarie Capital and its Representatives assume no responsibility under any circumstances for losses or damages resulting from any such information or for any omissions from any such information. Neither Macquarie Capital nor any of its affiliates is an advisor as to regulatory, legal, tax or accounting matters. Any decision with respect to the Transaction should be based on such due diligence investigations and other inquiries and assessments, and on the advice of independent tax advisors, legal counsel and/or other advisors, as necessary or appropriate, including as to the economic, financial, regulatory, legal, tax, accounting or other implications of the Transaction. These materials do not constitute an offer to sell or a solicitation of an offer to buy any securities or to engage in any Transaction. Macquarie Capital and its affiliates may from time to time publish or express independent research views in respect of market and industry data, which may differ, in some cases materially, from market, industry or other data or assumptions included in these materials. These materials contain selected information and do not purport to contain all information that may be required or relevant in evaluating the Transaction. These materials outline certain matters for discussion and are not and should not be construed as a fairness opinion. The information contained in these materials is necessarily based on economic, market and other conditions existing, and information available, as of the date hereof unless otherwise noted and is subject to change. Macquarie Capital assumes no obligation to update, amend or supplement these materials or any information contained herein for any reason. Macquarie Capital is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of Macquarie Capital do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). Any investments are subject to investment risk including possible delays in repayment and loss of income and principal invested. MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital. © 2024 Macquarie Capital (USA) Inc. Strictly confidential | © Macquarie Group Limited 2

Situation Overview

Situation Overview

- Blake L. Sartini ("Blake Sartini") and VICI Properties, Inc. ("VICI") have offered to acquire Golden for $30.00 per share (the "Current Offer")
  - The Current Offer represents an increase from the initial offer of $28.25 per share
  - The Current Offer represents a premium of 41% to Golden's closing share price and 36% to Golden's 30-day VWAP as of 11/5/2025
- VICI will purchase the real estate assets ("PropCo") and refinance Golden's outstanding senior secured credit facility (up to a maximum of $426 million), with the balance of the PropCo purchase price issued in VICI shares (enabling tax deferral of such consideration)
- Blake Sartini will purchase the operating assets ("OpCo") for cash, supported by a debt commitment from Santander

Evolution of Proposals Received

($ in millions, except per share data)

Offer Date	9/27/2025	10/3/2025	10/9/2025
	Initial Offer	Revised Offer	Current Offer
Offer Value per Share	$28.25	$29.25	$30.00
Premiums (Based on Current Share Price)			
Premium to Close	*33%*	*38%*	*41%*
% Premium to 30-Day VWAP (1)	*28%*	*32%*	*36%*
Premiums (Based on Offer Dates)			
Premium to Close	*22%*	*23%*	*37%*
% Premium to 30-Day VWAP (1)	*15%*	*21%*	*26%*
Fully Diluted Shares Outstanding (2)	26.9	26.9	26.9
Equity Value	$761	$788	$808
(+) Total Debt (3)	430	430	430
(-) Cash (3)	(58)	(58)	(58)
Enterprise Value	**$1,132**	**$1,159**	**$1,180**

Implied EV / EBITDAR Multiples

(Based on Golden Management Projections)

x LTM 9/30/25E EBITDAR ($146m)	**7.8x**	**7.9x**	**8.1x**
x 2025E EBITDAR ($146m)	**7.8x**	**8.0x**	**8.1x**
x 2026E EBITDAR ($154m)	**7.3x**	**7.5x**	**7.7x**
x 2027E EBITDAR ($158m)	**7.2x**	**7.4x**	**7.5x**

Source: FactSet and Bloomberg as of 11/5/25 and Golden management projections as of 9/26/2025. Note: (1) Represents trading days. (2) Calculated based on 26.2 million basic shares outstanding, 0.3 million RSUs outstanding net of tax withholding, 0.1 million PSUs outstanding net of tax withholding and 0.4 million options outstanding net of strike and net of tax withholding per Golden management. (3) 9/30/2025 debt and cash per Golden management.

Strictly confidential | © Macquarie Group Limited 3

Executive Summary • This presentation summarizes the financial analysis conducted by Macquarie Capital (USA) Inc. (“Macquarie Capital” or “we”) pertaining to the sale of Golden Entertainment, Inc. (the “Company”) to Blake L. Sartini and VICI Properties, Inc., in accordance with the terms of the Master Transaction Agreement, dated as of November 4, 2025 (the “Master Transaction Agreement”), by and among [OpCo Buyer] (“OpCo Buyer”), an affiliate of Mr. Blake L. Sartini (“Sartini”), VICI Properties, Inc. (“PropCo Buyer”), [PropCo Merger Sub], a wholly owned subsidiary of PropCo Buyer (“PropCo Merger Sub”), and the Company • The Independent Committee of the Board of Directors of Golden Entertainment (the “Committee”) has requested that Macquarie Capital render its opinion to the Committee (in its capacity as such), as to whether, as of the date hereof, the Aggregate Consideration be paid in the Transaction (consisting of the Merger Consideration and the Distribution Consideration) (1) is fair, from a financial point of view, to the holders of Golden Entertainment, Inc. common stock (other than Golden Entertainment, PropCo Buyer, PropCo Merger Sub or the OpCo Buyer) Offer Price Valuation (2) Source of Funds Termination Fee (Subject to Final Agreement) Outside Date Other Key Provisions • OpCo Buyer and PropCo Buyer to purchase the Company for $30.00 per share consisting of a fixed exchange ratio of 0.902 shares of VICI common stock and $2.75 of cash for each share of Golden stock held at the closing of the Transaction—41% premium to the Company’s current share price—36% premium to the Company’s current 30-Day VWAP • Offer price implies a total enterprise value of $1,180 million and total equity value of $808 million—EV / LTM 9/30/25E EBITDAR: 8.1x—EV / 2025E EBITDAR: 8.1x—EV / 2026E EBITDAR: 7.7x—EV / 2027E EBITDAR: 7.5x • VICI Equity Consideration: $734 million • New Debt Financing: $110 million • Company Revolver and Term Loan to be refinanced by VICI: Maximum of $426 million • Termination Fee: Bifurcated fee equal to $16.4 million during the go-shop period and $37 million thereafter • Reimbursement Amount: Maximum of $10 million payable by Company to PropCo & OpCo or $[5] million payable by PropCo to OpCo or OpCo to PropCo • Reverse Termination Fee: $10 million payable by OpCo Buyer • November 5, 2026, with extension to February 5, 2027 if regulatory approvals are the only remaining condition • Representations and Warranties: Customary representations and warranties • Covenants: Customary interim operating covenants for the Company • Closing Conditions: Customary regulatory approvals and completion of the Company’s Pre-Closing Restructuring Sources: Master Transaction Agreement, FactSet and Bloomberg as of 11/5/25, Golden management projections as of 9/26/2025 and debt and cash as of 9/30/2025 per Golden management. (1) Please reference Macquarie’s fairness opinion letter. (2) Assumes $430 million of total debt outstanding and $58 million of cash as of 9/30/2025 per Golden management. Strictly confidential | © Macquarie Group Limited 4

Golden Management Projections Below reflects continuing operations (e.g. excludes divested Rocky Gap and Distributed Gaming assets) Revenue ($ in millions) Adjusted EBITDA/R (1) ($ in millions) Source: Golden management projections as of 9/26/2025. Note: (1) “Adjusted EBITDA” defined as earnings before depreciation and amortization, non-cash lease benefit or expense, share-based compensation expense, gain or loss on disposal of assets and businesses, loss on debt extinguishment and modification, preopening and related expenses, impairment of assets, interest, income taxes, and other non-cash charges and non-recurring expenses that are deemed to be not indicative of core operating results. Strictly confidential | © Macquarie Group Limited 5

Summary of Financial Analyses Select Public Company Trading Analysis • 7.7x – 8.7x EV / 2025E EBITDAR; 2025E EBITDAR of $146 million • 6.9x – 7.9x EV / 2026E EBITDAR ; 2026E EBITDAR of $154 million • 6.6x – 7.6x EV / 2027E EBITDAR; 2027E EBITDAR of $158 million Golden NTM Trading Analysis • 6.9x – 7.9x EV / NTM EBITDAR; NTM EBITDAR of $154 million Selected Precedent Transaction Analysis • 7.8x – 8.8x EV / LTM Q3 2025E EBITDAR – LTM Q3 2025E EBITDAR of $146 million Discounted Cash Flow Analysis • 8.6% – 10.6% WACC • 6.9x – 7.9x 2030E Terminal Multiple Golden 52-Week Trading Range Precedent Premia Analysis • Premia based on 1-day premia and 30-day VWAP premia for all cash and all stock transactions – 11/4/2025 closing price of $20.11 and 30-Day VWAP of $22.09 (2) Source: FactSet and Bloomberg as of 11/5/2025, 9/30/2025 debt and cash per Golden management, fully diluted shares outstanding as per Golden management and Golden management projections as of 9/26/2025. (1) Current Offer equates to $30.00 based on VICI’s 10-day VWAP as of November 5, 2025. The Current Offer equates to $29.95 based on VICI’s closing price as of November 5, 2025. (2) VWAP based on trading days. Strictly confidential | © Macquarie Group Limited 6

Summary of Financial Analyses (Cont'd)

$ in millions except per share data	Financial Metric	Range			Enterprise Value			Price Per Share [(1)]		
Select Public Company Trading Analysis										
EV / 2025E EBITDAR	$146	7.7x	-	8.7x	$1,125	-	$1,270	$27.96	-	$33.33
EV / 2026E EBITDAR	$154	6.9x	-	7.9x	$1,058	-	$1,212	$25.50	-	$31.18
EV / 2027E EBITDAR	$158	6.6x	-	7.6x	$1,038	-	$1,195	$24.76	-	$30.56
Select Public Company Trading Analysis Range					**$1,073**	**-**	**$1,226**	**$26.07**	**-**	**$31.69**
Golden NTM Trading Analysis										
EV / NTM EBITDAR	$154	6.9x	-	7.9x	$1,056	-	$1,210	$25.45	-	$31.11
Golden NTM Trading Analysis					**$1,056**	**-**	**$1,210**	**$25.45**	**-**	**$31.11**
Selected Precedent Transactions Analysis										
EV / LTM Q3 2025E EBITDAR	$146	7.8x	-	8.8x	$1,134	-	$1,280	$28.31	-	$33.69
Selected Precedent Transactions Analysis Range					**$1,134**	**-**	**$1,280**	**$28.31**	**-**	**$33.69**
Discounted Cash Flow Analysis										
Exit Multiple Method		6.9x	-	7.9x	$1,136	-	$1,332	$28.39	-	$35.62
Discounted Cash Flow Analysis Range [(2)]					**$1,136**	**-**	**$1,332**	**$28.39**	**-**	**$35.62**

Source: FactSet as of 11/5/2025, 9/30/2025 debt and cash as per Golden management and Golden management projections as of 9/26/2025. (1) Based on 9/30/25 net debt of $372 million and FDSO calculated based on 26.2 million basic shares outstanding, 0.3 million RSUs outstanding net of tax withholding, 0.1 million PSUs outstanding net of tax withholding and 0.4 million options outstanding net of strike and net of tax withholding per Golden management. (2) Based on WACC range of 8.6% - 10.6%.

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Trading Comparables Overview

U.S. regional gaming operators trade at median EV / 2025E, EV / 2026E and EV / 2027E EBITDAR multiples of 8.2x, 7.4x and 7.1x, respectively

EV / EBITDAR

- EV / 2025E EBITDAR
- EV / 2026E EBITDAR
- EV / 2027E EBITDAR
- Based on Current Offer

Comparable EV / EBITDAR Multiples

Median EV / 2025E EBITDAR: 8.2x
Median EV / 2026E EBITDAR: 7.4x
Median EV / 2027E EBITDAR: 7.1x



8.1x
7.7x
7.5x
6.5x
6.1x
6.0x
9.8x
9.5x
9.1x
8.2x
7.9x
7.8x
6.7x
6.8x
6.6x
7.8x
7.4x
7.1x
8.4x
7.0x
6.6x
GOLDEN (1)
red rock resorts (2)
MONARCH CASINO & RESORT, INC
BOYD GAMING (3)
CAESARS ENTERTAINMENT
PENN ENTERTAINMENT

($ in millions, except for share price)	Golden (1)	Red Rock Resorts (2)	Monarch	Boyd (3)	Caesars	Penn
Current Share Price	$21.23	$54.43	$91.27	$80.24	$19.93	$16.35
YTD Share Price Performance	(33%)	18%	16%	11%	(40%)	(18%)
Market Capitalization	$570	$5,869	$1,720	$6,446	$4,170	$2,477
Lease Adj. Enterprise Value	$942	$8,269	$1,612	$8,975	$28,401	$12,833
2025E EBITDAR	$146	$840	$196	$1,346	$3,664	$1,536
2025E EBITDAR Margin	22%	42%	36%	33%	32%	22%
% EBITDAR Owned	100%	100%	100%	82%	25%	--%
2025E % Interactive EBITDAR	--%	--%	--%	4%	6%	NM
LTM Conventional Net Leverage	2.5x	3.9x	(0.6x)	1.2x	4.7x	2.7x

Source: SEC filings, equity research reports and FactSet as of 11/5/2025. Notes: Lease adjustments to enterprise value based on balance sheet values as of latest filings. (1) Financial metrics based on management projections as of 9/26/2025. Debt and cash per Golden management as of 9/30/2025. FDSO per Golden management. (2) Adjusted for $950 million of development land holdings per CBRE land valuation as of 6/30/2025. (3) Lease adjustment based on broker research.

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Historical Golden EV / NTM EBITDAR Since the beginning of 2024 (which corresponds with Golden’s final asset divestiture), Golden has traded at a median EV / NTM EBITDAR multiple of 7.4x 25th Percentile Median 75th Percentile Since 1/1/24 7.0x 7.4x 7.7x 1-Year 7.0x 7.5x 7.9x 6-Month 6.9x 7.2x 7.6x 3-Month 6.7x 6.9x 7.0x Source: Company filings and FactSet as of 11/5/2025. Strictly confidential | © Macquarie Group Limited 9

Precedent Transactions Overview Dataset includes acquisitions of U.S. based regional gaming operators (corporate level transactions only) since 2010 Selected Precedent Transactions (Based on LTM EBITDAR) ($ in millions) Casinos GLPI Date Jun-10 Feb-11 May-12 Dec-12 Sep-13 Aug-16 Sep-16 Jun-17 Dec-17 Apr-18 Jul-24 Enterprise Value $2,647 $2,510 $1,477 $2,764 $365 $580 $1,700 $850 $5,882 $1,785 $5,950 LTM EBITDAR $285 $323 $206 $365 $54 $70 $194 $106 $703 $197 $644 Source: SEC filings and investor presentations. (1) Based on Golden Entertainment press release as of June 2017. (2) Purchase price includes cash, HoldCo note and earn out. (3) Net purchase price includes $65 million of assumed Tropicana cash at anticipated Q4 2018 close. (4) Represents lease-adjusted enterprise value and EBITDAR. Strictly confidential | © Macquarie Group Limited 10

Discounted Cash Flow Analysis Full Year Q4 2025E Fiscal Year Ending December 31, ($ in millions, except per share data) 2025E Stub 2026E 2027E 2028E 2029E 2030E Adj. EBITDA $146 $39 $154 $158 $162 $167 $171 (-) D&A (90) (22) (90) (90) (90) (90) (90) (-) SBC (9) (2) (8) (8) (8) (8) (8) (-) Pre-Opening and Other (2) (0) (1) (1) (1) (1) (1) EBIT $44 $14 $55 $59 $63 $68 $72 (-) Taxes (9) (3) (12) (12) (13) (14) (15) NOPAT $35 $11 $44 $46 $50 $54 $57 (+) D&A 90 22 90 90 90 90 90 (-) New Tavern Capital Expenditures (5) (1) (3) (3) (3) (3) (3) (-) Other Capital Expenditures (48) (12) (25) (25) (25) (25) (25) Ä In Net Working Capital 1 0 0 0 0 0 0 Unlevered Free Cash Flow $73 $20 $105 $108 $111 $116 $119 (x) Present Value Factor (9.6%) WACC 0.989 0.933 0.851 0.777 0.708 Present Value of Cash Flow $20 $98 $92 $87 $82 Exit Multiple Method Total PV of Unlevered Free Cash Flow $379 2030E Adjusted EBITDA $171 (x) Terminal Multiple 7.4x Terminal Value $1,260 (x) Present Value Factor (9.6%) WACC 0.677 Present Value of Terminal Value $852 Golden Entertainment DCF Valuation $1,231 (-) Net Debt (372) Golden Entertainment Implied Equity Value $859 Fully Diluted Shares Outstanding (1) 26.9 Implied Share Price $31.89 Enterprise Value—EBITDA Multiple / WACC Exit Multiple 6.9x 7.4x 7.9x 8.6% $1,212 $1,272 $1,332 WACC 9.6% $1,173 $1,231 $1,289 10.6% $1,136 $1,192 $1,247 Share Price—EBITDA Multiple / WACC Exit Multiple 6.9x 7.4x 7.9x 8.6% $31.18 $33.40 $35.62 WACC 9.6% $29.75 $31.89 $34.02 10.6% $28.39 $30.44 $32.49 Source: FactSet as of 11/5/2025 and Golden management projections as of 9/26/2025. Note: (1) FDSO calculated based on 26.2 million basic shares outstanding, 0.3 million RSUs outstanding net of tax withholding, 0.1 million PSUs outstanding net of tax withholding and 0.4 million options outstanding net of strike and net of tax withholding per Golden management Strictly confidential | © Macquarie Group Limited 11

Weighted Average Cost of Capital Estimated Cost of Equity and Debt Levered Median Beta 1.38 Equity Market Risk Premium 5.0% Beta Adjusted Equity Market Risk Premium 6.9% Risk Free Rate (US 10-Year Treasury Rate) 4.2% Size Premium 1.2% Estimated Cost of Equity 12.3% Pre-Tax Cost of Debt 6.6% Applicable Tax Rate 21.0% Estimated After-Tax Cost of Debt 5.2% Estimated Weighted Average Cost of Capital Estimated Cost of Equity 12.3% Equity / Total Capitalization Ratio 62.4% Estimated After-Tax Cost of Debt 5.2% Debt / Total Capitalization Ratio 37.6% Weighted Average Cost of Capital 9.6% Beta Calculation Capitalization Capitalization Ratio Levered Unlevered ($ in millions) Debt Equity Total Debt Equity Beta Beta Red Rock Resorts $3,256 $5,869 $9,125 35.7% 64.3% 1.35 0.96 Monarch ($108) $1,720 1,612 (6.7%) 106.7% 1.28 1.34 Boyd Gaming $1,590 $6,446 8,036 19.8% 80.2% 1.17 0.98 Golden $372 $570 942 39.5% 60.5% 1.38 0.91 Caesars Entertainment $11,087 $4,170 15,257 72.7% 27.3% 1.71 0.57 PENN Entertainment $2,149 $2,477 4,626 46.4% 53.6% 1.26 0.77 Total Comps 37.6% 62.4% 1.32 0.93 Source: Bloomberg, Kroll and company filings as of 11/5/2025. Strictly confidential | © Macquarie Group Limited 12

MACQUARIE Strictly confidential | © Macquarie Group Limited 13